                                                                                        Exhibit 10.39

SEPARATION AGREEMENT AND GENERAL RELEASE

Borders Group, Inc., its affiliates, subsidiaries, divisions, successors and assigns and the past, present and future employees, officers, shareholders, directors, agents, attorneys and insurers thereof, both individually and in their official capacities (collectively referred to throughout this Separation Agreement and General Release as “Borders Group”) and Cedric J. Vanzura (referred to throughout this Separation Agreement and General Release as “Vanzura” and more specifically defined in paragraph 6) agree that:

1. Separation from Employment. This Separation Agreement and General Release (“Agreement”) is made by Borders Group and Vanzura based on Vanzura’s separation of employment with Borders Group effective September 5, 2007 (the “Effective Date”).

2. Consideration. In consideration for signing this Agreement and compliance with the promises made herein, Borders Group agrees that Vanzura: (a) will continue to receive his current salary through the Effective Date; (b) subject to the mitigation provisions set forth below, the provisions of paragraph 11, Discontinuance of Severance Payments, and the provisions of paragraph 3, Timing of Severance Payments, as Monthly Severance Pay, after the expiration of the revocation period set forth in paragraph 5, Revocation and provided that no revocation occurs, twelve (12) months salary and bonus in the amount of eighty-four thousand and three hundred and seventy-five dollars and no cents ($84,375.00) per month (thirty-eight thousand nine hundred and forty-two dollars and thirty-one cents ($38,942.31) per normal bi-weekly pay period for twenty-six (26) periods) minus, in each case, the amount of applicable withholding taxes; and (c) will receive a cash payment as soon as practicable following Vanzura’s separation from Borders Group, in an amount equal to the Fair Market Value (as determined by the closing price for Borders Group, Inc. (“BGP”) shares on the New York Stock Exchange on the day prior to Vanzura’s termination date) of the Restricted Shares (but not the restricted share units) awarded to Vanzura in March 2006. The amount of severance payments described in (b) above shall be reduced by the amount that Vanzura receives from other employment during such period. Vanzura agrees to make reasonable efforts to seek other employment, and to immediately notify Borders Group if he accepts other employment and the amounts received therefrom. Except for the payments described in (a), (b), and (c) above, Vanzura shall not be entitled to any payments of any nature whatsoever from Borders Group.

3. Timing of Severance Payments. Monthly Severance Pay, as set forth in subparagraph 2(b), Monthly Severance Pay, above, shall commence the month following termination and shall continue for twelve months, provided that however, if the monthly payment period would otherwise extend beyond the latter of (a) March 15, 2008, or (b) two and a half months following the end of the current fiscal year, an amount equal to the sum of the remaining payments that would have been made to Vanzura shall, in lieu thereof, be paid to him in one lump sum on the last day of the month immediately preceding the month in which the later of the dates specified in (a) or (b) above falls. In calculating the amount of any lump sum payment, it shall be assumed that any income Vanzura is earning from other employment on the payment date would continue for the remainder of the twelve-month (12) period following Vanzura’s separation. No repayment shall be required if Vanzura’s income increases after the lump sum payment date, and no additional payment shall be made by Borders Group after the lump sum payment.

4. No Consideration Absent Execution of this Agreement. Vanzura acknowledge and agree that, prior to the signing of this Agreement, Vanzura did not have a contract for employment for any definite period of time. As such Vanzura understands and agrees that Borders Group would not be obligated to employ him through the Effective Date and he would not be eligible for the payments provided for herein except for his execution of this Agreement.

5. Revocation. Vanzura may revoke this Agreement for a period of seven days following the day he executes this Agreement. Any revocation within this period must be submitted, in writing, to Borders Group and state, “I hereby revoke my acceptance of the Agreement.” The revocation must be personally delivered to Daniel Smith or his designee, or mailed to Daniel Smith and postmarked within seven days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Michigan, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6. General Release of Claims. Vanzura knowingly and voluntarily releases and forever discharges Borders Group of and from any and all claims, known and unknown, against Borders Group, which Vanzura, his heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as “Vanzura”) have or may have as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;
•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Occupational Safety and Health Act, as amended;
•	The Fair Credit Reporting Act;
•	The Family and Medical Leave Act of 1933;
•	The Equal Pay Act, as amended;
•	The Worker Adjustment and Retraining Notification Act, as amended;
•	The Michigan Elliot-Larsen Civil Rights Act;
•	The Michigan AIDS Testing and Confidentiality Act;
•	The Michigan Persons with Disabilities Civil Rights Act, as amended;
•	The Michigan Equal Pay Law;
•	The Michigan Comp. Laws Ann. “Whistleblowers Protection Act” provision (sec. 15-361-15.369);
•	The Michigan Comp. Laws Ann. “Workers’ Compensation: Retaliation” provision (sec. 418.301(11) and (12));
•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees or other expenses including attorneys’ fees incurred in these matters.

•
Any claims arising from or related to tax obligations to any payment made hereunder, including but not limited to any acceleration of income or social insurance taxes, or increase in income taxes, or interest and penalties imposed with respect to any of his severance benefits (as determined under the guidance issued under Section 409A including, but not limited to, the plan aggregation rules under Section 409A).

Without limiting the generality of the foregoing, Vanzura hereby releases any and all claims he may have against Borders Group pertaining in any way to his employment with Borders Group or the termination thereof, whether known or unknown at the time of this Agreement, and Vanzura assumes the risk that he might subsequently discover claims or causes of action which are presently unknown to him. Accordingly, Vanzura voluntarily agrees that this release extends to all claims, whether known to him or unknown, existing at the time of this Agreement.

Notwithstanding the foregoing or any other provision of this Agreement, Vanzura is not waiving or releasing any benefits to which he may be entitled under the Borders Group Savings Plan or any medical or other welfare benefit plan of Borders Group.

7.  Vanzura’s Acknowledgment of Tax Liability. Vanzura hereby acknowledges and agrees as follows: (a) nothing in this Agreement constitutes tax advice; (b) Borders Group does not take any responsibility, or have any liability to Vanzura with respect to his Tax Liability and/or his personal tax reporting; (c) Vanzura has been given the opportunity and encouraged to consult with his own attorney and to seek professional tax advice prior to execution of this Agreement; and (d) Vanzura agrees to indemnify Borders Group and hold it harmless from any liability for income taxes, interest or penalties that may be imposed as a result of under-payment or non-payment of income taxes on any amounts paid Vanzura under the terms of this Agreement.

8.  Affirmations. Vanzura affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Borders Group in any forum or form. Vanzura further affirms that he has been paid and has received all leave (paid or unpaid), vacation pay, compensation, wages and bonuses to which he may be entitled and that no other leave (paid or unpaid), vacation pay, compensation, wages or bonuses are due to him, except as provided in this Agreement. Employee furthermore affirms that he has no known workplace injuries or occupational diseases; and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

9. Confidentiality and Return of Property. Vanzura agrees that he will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise use or cause to be used in any manner, any confidential information relating to Borders Group clients, customers, proprietary knowledge and trade secrets, research, business plans, business methods, operating procedures or programs, merchandising strategies, pricing strategies, technology, software systems, operations, processes, computer programs and data bases, records, development data and reports, store designs, quality control specifications, cost analysis, flow charts, know-how, employee lists, customer lists, supplier lists, marketing data, personnel data, or any other information of like nature. Vanzura acknowledges that all information regarding Borders Group compiled or obtained by, or furnished to, him in connection with his employment or association with Borders Group is confidential information and Borders Group's exclusive property. Upon demand by Borders Group, Vanzura will surrender to Borders Group all original and facsimile records, documents and data in his possession pertaining to Borders Group. The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.

10. Confidentiality of this Agreement. Vanzura agrees that he will maintain in strict confidence and will not, directly or indirectly, divulge, transmit, publish, release or otherwise disclose, the terms of this Agreement except to his spouse, domestic partner (as defined by Borders Group Inc. benefits plans), tax advisor and an attorney with whom Vanzura chooses to consult regarding his consideration of this Agreement, provided that said individuals agree to be bound by the terms of this Confidentiality Clause and Vanzura agrees to be liable for any breach by them.

11. Discontinuance of Severance Payments. Vanzura agrees that any right to receive severance payments hereunder will cease if, during the one-year period following his termination of employment, he directly or indirectly becomes an employee, director, advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of Borders Group.

12. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Michigan without regard to its conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13. No Admission of Wrongdoing. Vanzura agrees that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Borders Group of any liability or unlawful conduct of any kind.

14. Amendment. This Agreement may not be altered, modified or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

15. Entire Agreement; Termination of Prior Agreements. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior written or oral agreements or understandings between the parties, which are hereby terminated and of no further force and effect, including but not limited to the employment agreement dated August 1, 2006. Vanzura acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

VANZURA HAS BEEN ADVISED IN WRITING THAT HE HAS AT LEAST FORTY-FIVE ONE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT, IN WHICH YOU WAIVE IMPORTANT RIGHTS, INCLUDING THOSE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. WE ADVISE YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

VANZURA AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY FIVE (45) DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, VANZURA FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST BORDERS GROUP.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

                                      /s/CEDRIC J. VANZURA
Cedric J. Vanzura

                                      Date: August 27, 2007

BORDERS GROUP, INC.

                                     By:  /s/DANIEL SMITH
                                    Dan Smith

                                     Date: August 27, 2007